Exhibit 99

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Frank A. Pici, Executive Vice President and Chief Financial Officer
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION ANNOUNCES 2005 FIRST QUARTER RESULTS AND 2005 GUIDANCE UPDATE

RADNOR, PA (Businesswire) May 4, 2005 – Penn Virginia Corporation (NYSE: PVA) today reported net income of $7.0 million, or $0.38 per diluted share, for the first quarter of 2005, compared to $10.1 million, or $0.55 per diluted share, for the first quarter of 2004. The decrease in net income was primarily attributable to a $3.6 million non-cash charge to earnings, after taxes and minority interest, for an unrealized loss on derivatives in the Company’s natural gas midstream segment, as described below. Operating income increased to a record $27.7 million in the first quarter of 2005 from $22.4 million in the first quarter of 2004, primarily due to higher coal royalty realizations in the Company’s coal segment and first time operating income reported in the midstream segment.

	Three Months Ended March 31,
	2005	2004	% Change
Revenues, in millions	$88.2	$55.6	59%
Operating Income	$27.7	$22.4	24%
Net income, in millions	$7.0	$10.1	(31)%
Net income per share, diluted(1)	$0.38	$0.55	(31)%
Net cash provided by operating activities, in millions	$30.9	$24.5	26%
Operating cash flow, non-GAAP (2), in millions	$43.1	$34.1	26%

(1)	For comparative purposes, Net income per share, diluted, for 2004 has been adjusted for the two-for-one stock split effective in June 2004.
(2)	See attached table “Reconciliation of Certain Non-GAAP Financial Measures” for a reconciliation of operating cash flow to net cash provided by operating activities.

Oil and Gas Segment Review

See the Company’s April 28, 2005, news release for a more detailed discussion of first quarter 2005 drilling and production operations for the oil and gas segment. Oil and gas operating income for the first quarter of 2005 was $15.7 million, up four percent from the $15.1 million reported for the same quarter of 2004. The increase primarily resulted from the following:

•	Natural gas revenues increased by 13 percent to $38.3 million from $34.0 million in the first quarter of 2004. Increased realized prices for natural gas accounted for 79 percent of the $4.3 million increase, and increased natural gas production accounted for 21 percent of the increase. The average realized sale price for natural gas in the first quarter of 2005 was $6.47 per thousand cubic feet (Mcf), an increase of ten percent from $5.90 per Mcf realized in the first quarter of 2004. The Company produced 5.9 billion cubic feet of natural gas (Bcf), a two percent increase from 5.8

Bcf in the first quarter of 2004. The increase was due primarily to the benefit of new production in 2005 from drilling, including the horizontal coalbed methane (CBM) project in Appalachia and the Cotton Valley play in east Texas and north Louisiana, offset by the first quarter 2005 sale of oil and gas properties in West Texas and normal field decline.

•	Total oil and gas segment expenses increased by 17 percent to $26.1 million compared to $22.4 million in the first quarter of 2004. The increase was primarily related to higher exploration expenses and higher depreciation, depletion and amortization (DD&A) expense.

•	Exploration expenses increased to $7.7 million in the first quarter of 2005 from $5.6 million in the first quarter of 2004 primarily due to higher dry hole costs for unsuccessful exploratory wells and the purchase of seismic data. These increases were partially offset by a decrease in unproved leasehold write-offs relating to expired lease options.

•	DD&A expense increased to $10.7 million in the first quarter of 2005 from $9.3 million in the first quarter of 2004. The higher DD&A expense was the result of higher average depletion rates. The DD&A rate increased to $1.66 per Mcfe produced in the first quarter of 2005 from $1.44 per Mcfe produced in the first quarter of 2004. The increase was primarily due to a greater percentage of production coming from relatively higher cost CBM wells and depreciation on new pipeline infrastructure placed in service during the fourth quarter of 2004.

Coal Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

First quarter 2005 operating income in the coal royalty, land leasing and coal services operating segment was a record $12.3 million, or 34 percent higher than the $9.2 million reported in the first quarter of 2004. Primary reasons for the improved operating results were as follows:

•	Coal royalty revenues were $18.1 million in the first quarter of 2005, a seven percent increase over $16.9 million in the first quarter of 2004, due primarily to higher royalties per ton. Average royalties per ton was a record $2.69 in the first quarter of 2005, a 27 percent increase over average royalties per ton of $2.12 in the first quarter of 2004. The increase was primarily due to stronger market conditions for coal resulting in higher prices for coal sold by lessees and a greater percentage of production from certain price-sensitive leases. Coal production from PVR properties decreased to 6.7 million tons in the first quarter of 2005 from 8.0 million tons in the same quarter of 2004, primarily due to reduced production at a longwall mine on a relatively lower margin subleased portion of the Coal River property. There were three full months of longwall production from this mine in the first quarter of 2004 but only one month in the first quarter of 2005.

•	Other revenues increased to $1.8 million in the first quarter of 2005 from $1.1 million in the first quarter of 2004. The increase was due to $0.3 million of equity earnings from the coal handling joint venture acquired in July 2004 and a $0.2 million increase in coal services revenues, primarily at the West Coal River and Bull Creek facilities.

•	Operating expenses decreased by 41 percent to $1.0 million in the first quarter of 2005 from $1.7 million in the first quarter of 2004 due to a decrease in royalty expense resulting from decreased production on the subleased portion of the Coal River property as previously described.

•	Non-cash depreciation, depletion and amortization (D,D&A) expense decreased to $3.9 million in the first quarter of 2005 from $4.8 million in the same quarter of last year, primarily as a result of lower production.

Natural Gas Midstream Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

First quarter 2005 operating results from the natural gas midstream segment represent activity after the Cantera Acquisition closing date of March 3, 2005. Operating income for the period was $2.0 million, consisting of the following:

•	Natural gas midstream revenues were $26.3 million and included revenues from the sale of residue gas and natural gas liquids and gathering and transportation fees. Natural gas plant inlet volumes at the midstream segment’s three gas processing plants were approximately 3.9 billion cubic feet during March, or approximately 126 million cubic feet per day.

•	Cost of gas purchased of $21.8 million consisted of amounts payable to third-party producers for gas purchased under percentage of proceeds and keep-whole contracts. Gross processing margin, consisting of midstream revenues minus the cost of gas purchased, was $4.4 million, or $1.14 per thousand cubic feet of plant inlet gas.

•	Operating costs directly associated with the operations of the natural gas midstream segment were $0.8 million for the first quarter of 2005.

•	Depreciation and amortization expense of $1.2 million for the first quarter of 2005 included $0.4 million of amortization of intangible costs and $0.8 million of depreciation on property, plant and equipment related to the Cantera Acquisition.

Through its ownership in PVR, the Company recorded a $3.6 million ($13.9 million before income taxes and minority interest) loss on derivatives during the first quarter of 2005. When PVR agreed to acquire its midstream business from Cantera Gas Resources, LLC (the “Cantera Acquisition”), one of its objectives was to support the economics of that acquisition. PVR achieved this objective by entering into pre-closing commodity price hedging agreements covering approximately 75 percent of the net volume of natural gas liquids expected to be sold from April 2005 through December 2006. Rising commodity prices resulted in an increase in the market value of those hedging agreements before they qualified for hedge accounting upon closing the Cantera Acquisition in March 2005. This change in market value resulted in PVR recognizing the non-cash charge to earnings for the unrealized loss on derivatives. Cash settlements with the counterparties to the hedging agreements will occur monthly in the future over the life of the agreements, with PVR receiving a correspondingly higher or lower amount for the physical sale of the commodity over the same period.

Partnership Distributions

PVR recently announced that it will pay a $0.62 per unit quarterly cash distribution (an annualized rate of $2.48) on May 13, 2005, to unit holders of record as of May 3, 2005. That distribution, which reflects a 10 percent increase over the previous distribution, was announced by PVR when the Cantera acquisition closed on March 3, 2005. Penn Virginia Corporation is the general partner of PVR and it owns approximately 7.8 million common and subordinated units in the partnership.

Capital Resources

As of March 31, 2005, Penn Virginia had borrowed $78 million under its $150 million credit facility, which is expandable to $200 million at the Company’s option. PVR’s outstanding borrowings as of March 31, 2005 were $197.4 million, including $6.5 million of senior unsecured notes classified as current portion of long-term debt.

PVR initially financed the $191 million Cantera Acquisition with a $110 million term loan and with borrowings under its revolving credit facility. PVR used proceeds of $128 million from the sale of common units in a subsequent public offering to repay in full the term loan and to reduce outstanding indebtedness under its revolving credit facility. Interest expense increased to $3.4 million in the first quarter of 2005 from $1.4 million for the same quarter of 2004, primarily due to interest incurred by PVR on borrowings to finance the Cantera Acquisition.

Management Comment

A. James Dearlove, Penn Virginia President and CEO, said, “Penn Virginia continued to benefit from strong commodity prices in each of its business segments, including the natural gas midstream segment, for which we reported results for the first time in 2005’s first quarter. Strong commodity prices and inclusion of PVR Midstream fueled new Company records in revenues and operating income.

In the Company’s oil and gas segment, the continued success of our east Texas Cotton Valley, Appalachian horizontal coalbed methane and Mississippi Selma Chalk development drilling programs are expected to result in increased production over 2004. Our Gulf Coast exploration efforts bode well for additional future production and reserve growth. As a result of the strong commodity price environment and our large inventory of low risk development projects, the Company’s board of directors has approved an increase in our $146 million 2005 capital expenditures budget of approximately 10 to 15 percent. The increased expenditures budget will be used to drill five to eight additional Cotton Valley wells in east Texas, two to four additional horizontal CBM wells in Appalachia and approximately 20 additional Selma Chalk wells in Mississippi, while deferring the drilling of several exploratory wells in the Gulf Coast.

PVR had record levels of operating income and cash flow from its coal segment in the first quarter of 2005, primarily due to much higher coal prices relative to the first quarter of 2004. The market for coal, particularly in central Appalachia, remains very strong. The partnership is continuing to pursue its growth strategy in the coal segment. In late March and mid-April 2005, two coal-related transactions were completed which added approximately 49 million tons of high quality central Appalachian coal to PVR’s reserve base. One acquisition included both coal reserves and oil and gas royalties. PVR and Penn Virginia Oil and Gas Corporation, a subsidiary of Penn Virginia Corporation, worked together on the evaluation of those assets, demonstrating the advantage of our unique ownership structure. The other transaction included coal reserves and transportation-related rights known in the coal industry as “wheelage” rights. PVR hopes to complete additional coal and coal infrastructure-related acquisitions as the year progresses.

Operationally, PVR Midstream, PVR’s natural gas midstream gathering and processing segment, is performing as expected. PVR Midstream’s operating staff, consisting of former Cantera employees, has identified various new opportunities to expand and improve the partnership’s midstream business in its core areas in Oklahoma and Texas. The partnership is on schedule to integrate the former Cantera operations into its accounting and information technology systems. We are also confident that the commodity price hedges, while resulting in a non-cash charge to first quarter earnings of PVR, achieved their desired objective of supporting the forecasted economics of the Cantera Acquisition.”

Guidance Update for 2005

See the 2005 Guidance Table included in this release for guidance estimates for the second quarter and full year 2005. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss first quarter 2005 results and the outlook for the remainder of 2005, is scheduled for Thursday, May 5, 2005, at 3:00 p.m. EDT. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to the Company’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until May 6, 2005, at 11:59 p.m. EDT by dialing 1-877-660-6853 and using replay passcodes: account number 286 and conference number 146913. An on-demand replay of the call will also be available at the Company’s website for 14 days beginning shortly after the call.

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Penn Virginia Corporation (NYSE: PVA) is an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. PVA is also the general partner and the largest unit holder in Penn Virginia Resource Partners, L.P. (NYSE: PVR), which manages coal properties and related assets and operates a midstream natural gas gathering and processing business. PVA is headquartered in Radnor, PA. For more information about PVA, visit the Company’s website at www.pennvirginia.com.

Forward-looking statements: Penn Virginia Corporation is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. With the exception of historical matters, any matters discussed are forward-looking and, therefore, involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of oil and natural gas production, projected quantities of future oil and natural gas production, expected commencement dates and projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, projected cash flows generated from PVR’s new natural gas midstream business; costs and expenditures, market factors, including energy prices generally and, specifically, the relative prices of crude oil, natural gas, coal and NGLs; projected demand for oil, natural gas, coal and NGLs, projected supply of oil, natural gas, coal and NGLs, lessee and customer delays or defaults in making payments and coal handling joint venture operations, all of which will affect revenue levels, prices, royalties, minimum rental payments and distributions realized by the Company and PVR. Additional information concerning these and other factors can be found in the Company’s and PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including each of the Company’s and PVR’s Annual Reports on Form 10-K for the year ended December 31, 2004, filed on March 11, 2005 and March 1, 2005, respectively, and subsequently filed interim reports. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY

	Three Months Ended March 31,
	2005	2004
Production
Natural gas (MMcf)	5,915	5,759
Oil and condensate (Mbbl)	85	116
Total oil, condensate and natural gas production (MMcfe)	6,425	6,455
Coal royalty tons (thousands of tons)	6,715	7,953
Plant inlet volumes (MMcf)	3,907	—

Prices and margin
Natural gas ($/Mcf)	$6.47	$5.90
Oil and condensate ($/Bbl)	$40.15	$30.07
Coal royalties ($/ton)	$2.69	$2.12
Midstream processing margin ($/Mcf)	$1.14	$—

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited
(in thousands, except per share data)
	Three Months Ended March 31,
	2005	2004
Revenues
Natural gas	$38,260	$33,964
Oil and condensate	3,413	3,488
Natural gas midstream	26,278	—
Coal royalties	18,053	16,860
Other	2,206	1,314

Total revenues	88,210	55,626

Expenses
Cost of gas purchased	21,837	—
Operating	5,099	4,844
Exploration	7,659	5,560
Taxes other than income	3,347	3,030
General and administrative	6,720	5,682
Depreciation, depletion and amortization	15,844	14,156

Total expenses	60,506	33,272

Operating Income	27,704	22,354

Other Income (Expense)
Interest expense	(3,378)	(1,390)
Interest and other income	319	274
Unrealized loss on derivatives	(14,317)	—

Income from operations before minority interest and income taxes	10,328	21,238

Minority interest in Penn Virginia Resource Partners, L.P.	(1,656)	4,503
Income tax expense	4,944	6,593

Net Income	$7,040	$10,142

Per Share Data

Net income per share, basic	$0.38	$0.56

Net income per share, diluted	$0.38	$0.55

Weighted average shares outstanding, basic	18,490	18,168
Weighted average shares outstanding, diluted	18,694	18,352

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2005	December 31, 2004
	(unaudited)
Assets
Current assets	$114,591	$84,239
Net property and equipment	842,797	665,488
Equity investments	28,239	27,881
Goodwill	7,958	—
Intangibles, net	39,642	—
Other assets	6,247	5,727

Total assets	$1,039,474	$783,335

Liabilities and Shareholders’ Equity
Current liabilities	$89,592	$41,775
Long-term debt	78,000	76,000
Long-term debt of Penn Virginia Resource Partners, L.P.	190,936	112,926
Other liabilities and deferred taxes	127,659	116,883
Minority interest in Penn Virginia Resource Partners, L.P.	301,942	182,891
Shareholders’ equity	251,345	252,860

Total liabilities and shareholders’ equity	$1,039,474	$783,335

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

	Three Months Ended March 31,
	2005	2004
Operating Activities
Net income	$7,040	$10,142
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	15,844	14,156
Unrealized loss on derivatives	14,317	—
Minority interest in Penn Virginia Resource Partners, L.P.	(1,656)	4,503
Deferred income taxes	3,543	2,541
Dry hole and leasehold impairments	2,439	1,682
Other	1,600	1,050

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	43,127	34,074
Changes in operating assets and liabilities	(12,276)	(9,530)

Net cash provided by operating activities	30,851	24,544

Investing Activities
Proceeds from sale of properties	9,766	378
Additions to property and equipment	(37,586)	(15,515)
Acquisitions	(204,984)	—
Other	—	150

Net cash used in investing activities	(232,804)	(14,987)

Financing Activities
Dividends paid	(2,081)	(2,051)
Distributions paid to minority interest holders	(5,788)	(5,428)
Proceeds from issuance of PVR partners’ capital	125,185	—
Net proceeds from PVA borrowings	2,000	(9,000)
Net proceeds from (repayments of) PVR borrowings	80,300	—
Payments for debt issuance costs	(2,039)	—
Issuance of stock	497	1,940

Net cash provided by (used in) financing activities	198,074	(14,539)

Net decrease in cash and cash equivalents	(3,879)	(4,982)
Cash and cash equivalents-beginning balance	25,471	18,008

Cash and cash equivalents-ending balance	$21,592	$13,026

PENN VIRGINIA CORPORATION

FIRST QUARTER SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Oil and Gas		Coal Royalty, Land Leasing & Coal Services	Natural Gas Midstream
	Amount	(per Mcfe) *		Amount	(per Mcf)	All Other	Consolidated
Three months ended March 31, 2005

Production
Oil, condensate and gas (MMcfe)	6,425
Natural gas (MMcf)	5,915
Crude oil and condensate (Mbbl)	85
Coal royalty tons (thousands of tons)			6,715
Plant inlet volume (MMcf)				3,907

Revenues
Natural gas	$38,260	$6.47	$—	$—		$—	$38,260
Oil and condensate	3,413	40.15	—	—		—	3,413
Natural gas midstream	—		—	26,278	$6.73	—	26,278
Coal royalties	—		18,053	—	—	—	18,053
Other	73		1,759	100	0.02	274	2,206

Total revenues	41,746	6.50	19,812	26,378	6.75	274	88,210

Expenses
Cost of gas purchased	—		—	21,837	5.59	—	21,837
Operating	3,122	0.49	1,032	795	0.20	150	5,099
Exploration	7,659	1.19	—	—	—	—	7,659
Taxes other than income	2,814	0.44	278	104	0.03	151	3,347
General and administrative	1,833	0.29	2,353	412	0.11	2,122	6,720
Depreciation, depletion and amortization	10,668	1.66	3,855	1,224	0.31	97	15,844

Total expenses	26,096	4.07	7,518	24,372	6.24	2,520	60,506

Operating income (loss)	$15,650	$2.43	$12,294	$2,006	$0.51	$(2,246)	$27,704

Additions to property and equipment	$37,289		$38	$251		$8	$37,586

	Oil and Gas		Coal Royalty, Land Leasing & Coal Services	Natural Gas Midstream		All Other	Consolidated
	Amount	(per Mcfe) *		Amount	(per Mcf)
Three months ended March 31, 2004

Production
Oil, condensate and gas (MMcfe)	6,455
Natural gas (MMcf)	5,759
Crude oil and condensate (Mbbl)	116
Coal royalty tons (thousands of tons)			7,953

Revenues
Natural gas	$33,964	$5.90	$—	$—		$—	$33,964
Oil and condensate	3,488	30.07	—	—		—	3,488
Natural gas midstream	—		—	—	$—		—
Coal royalties	—		16,860	—		—	16,860
Other	29		1,103	—		182	1,314

Total revenues	37,481	5.81	17,963	—	—	182	55,626

Expenses
Cost of gas purchased	—		—	—	—	—	—
Operating	2,945	0.46	1,749	—	—	150	4,844
Exploration	5,560	0.86	—	—		—	5,560
Taxes other than income	2,812	0.44	284	—	—	(66)	3,030
General and administrative	1,794	0.28	1,973	—	—	1,915	5,682
Depreciation, depletion and amortization	9,282	1.44	4,769	—	—	105	14,156

Total expenses	22,393	3.48	8,775	—	—	2,104	33,272

Operating income (loss)	$15,088	$2.33	$9,188	$—	$—	$(1,922)	$22,354

Additions to property and equipment	$15,079		$404	$—		$32	$15,515

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended March 31,
	2005	2004
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$30,851	$24,544

Adjustments:
Changes in operating assets and liabilities	12,276	9,530

Operating cash flow (see Note 1 below)	$43,127	$34,074

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$37,586	$15,515
Acquisitions, net of cash acquired	204,984	—
Seismic expenditures	4,902	3,795
Delay rentals and other expenditures	315	83
Noncash lease acquisitions	—	1,060
Less: Capitalized interest	(620)	(442)
Add: Noncash well accruals	2,711	1,681.00

Capital expenditures (see Note 2 below)	$249,878	$21,692

Note 1 - Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.

Note 2 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions, plus seismic expenditures, delay rentals and other expenditures, and non-cash well accruals, minus capitalized interest. Management believes capital expenditures provide useful information regarding the Company’s capital program as a supplement to cash additions to property and equipment.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for the second quarter and full year 2005.

	Actual	Guidance
	First Quarter 2005	Second Quarter 2005			Full Year 2005
Oil & Gas Segment:
Production:
Natural gas (Bcf) - See Note a	5.9	5.8	—	6.2	23.8	—	25.6
Crude oil and condensate (Mbbl) - See Note b	85	68	—	72	291	—	313
Equivalent production (Bcfe)	6.4	6.2	—	6.6	25.5	—	27.5
Equivalent daily production (MMcfe)	71.2	68.0	—	73.0	70.0	—	75.4
Expenses:
Direct expenses	$7.8	$7.4	—	8.2	$33.9	—	37.5
Exploration	$7.7	$16.1	—	17.8	$34.1	—	37.7
Depreciation, depletion and amortization ($ per Mcfe)	$1.66	$1.45	—	1.54	$1.5	—	1.6

Coal Royalty, Land Leasing and Coal Services Segment:
Coal royalty tons (millions)	6.7	6.8	—	7.5	27.8	—	30.7
Revenues:
Average royalty per ton	$2.69	$2.60	—	2.80	$2.60	—	2.80
Other	1.8	1.9	—	2.1	8.4	—	9.2
Expenses:
Direct expenses	3.7	3.0	—	3.4	13.1	—	14.5
Depreciation, depletion and amortization	3.9	4.1	—	4.5	16.8	—	18.5
Interest expense:
Average long-term debt outstanding	134.8	$198.6	—	206.7	$179.4	—	186.8
Net interest rate assumed	5%		5%			5%

Natural Gas Midstream Segment: - See Note c
Plant inlet volumes (MMcf per day)	126	120	—	130	120	—	130

Expenses:
Direct expenses	1.3	3.9	—	4.3	12.9	—	14.2
Depreciation, depletion and amortization	1.2	3.7	—	4.1	12.3	—	13.6

Corporate and Other:
General and administrative	$2.1	$2.1	—	2.4	$8.5	—	9.4
Interest expense:
Average long-term debt outstanding	$75.3	$71.2	—	78.7	$71.2	—	78.7
Net interest rate	4.7%		4.0%			4.5%
Percentage capitalized - see Note d	83%	90%	—	100%	90%	—	100%
Minority interest in PVR - see Note e	$(1.7)	see Note e
Income tax rate - see Note f	41%		40%			40%

Capital Expenditures:
Development drilling	$24.6	$30.9	—	32.8	$107.2	—	112.0
Exploratory drilling	$7.3	$3.2	—	3.4	$17.0	—	18.0
Pipeline, gathering, facilities	$3.6	$3.0	—	3.2	$7.4	—	7.8
Seismic	$4.9	$0.9	—	1.1	$7.4	—	7.9
Lease acquistion, field projects and other	$4.2	$10.1	—	10.7	$21.0	—	22.3

Total Oil & Gas Capital Expenditures	$44.6	$48.1	—	51.2	$160.0	—	168.0
Coal segment acquisitions	$9.3	$15.2	—	15.5	$24.5	—	24.8
Coal segment other expenditures	$—	$0.0	—	0.2	$0.0	—	0.3
Midstream segment acquisitions, net of cash acquired	$195.7	$0.0	—	0.0	$196.0	—	200.0
Midstream segment other expenditures	$0.3	$1.5	—	1.8	$4.7	—	5.1
Other capital expenditures	$—	$0.4	—	0.5	$0.5	—	0.6

These estimates are meant to provide guidance only and are subject to change as the operating environment of the Company changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a - The Company’s natural gas hedging positions are summarized below:

	Average Mmbtu Per Day	Weighted Average Price per Mmbtu
		Collars
		Floor	Ceiling
Second Quarter 2005 Costless Collars	30,330	$5.48	$7.53
Third Quarter 2005 Costless Collars	30,000	$5.60	$7.59
Fourth Quarter 2005 Costless Collars	29,000	$5.76	$8.68
First Quarter 2006 Costless Collars	20,689	$5.73	$9.41
Second Quarter 2006 Costless Collars	11,648	$5.14	$10.04
The costless collar natural gas prices per Mmbtu per quarter include the effects of basis differentials, if any, that may be hedged.
b - The Company’s oil hedging positions are summarized below:
	Average Bbbls Per Day	Weighted Average Price per Bbl
		Collars
		Floor	Ceiling
Second Quarter 2005 Costless Collars	200	$42.00	$47.75
Third Quarter 2005 Costless Collars	200	$42.00	$47.75
Fourth Quarter 2005 Costless Collars	200	$42.00	$47.75
First Quarter 2006 (Jan and Feb only) Costless Collars	200	$42.00	$47.75

c	-	Actual results for the first quarter of 2005 represent activity for the month of March 2005 from the date of the Cantera Acquisition.
d	-	The Company capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.
e	-	Penn Virginia owns 39 percent of Penn Virginia Resource Partners, L.P. (PVR). Minority interest reflects the remaining 61 percent owned by parties other than Penn Virginia.
f	-	Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of the Company’s income tax expense for the full year.